Exhibit 3.1

SEVENTEENTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AVALARA, INC.

ARTICLE I

The name of the corporation (the “Corporation”) is Avalara, Inc.

ARTICLE II

The Corporation is authorized to issue only one class of stock, consisting of Common Stock, par value of $0.0001 per share. The total number of shares of Common Stock which the Corporation is authorized to issue is one thousand (1,000).

ARTICLE III

The registered agent of the Corporation and the address of its registered office are as follows:

C T Corporation System

711 Capitol Way S, Suite 204

Olympia, WA 98501-1267

ARTICLE IV

Subject to the requirements set forth herein, the number of directors of the Corporation shall be determined in the manner provided by the Corporation’s bylaws and may be increased or decreased from time to time in the manner provided therein.

ARTICLE V

(a)     To the fullest extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Corporation shall not be liable to the Corporation or the Corporation’s shareholders for monetary damages for conduct as a director.

(b)     The Corporation shall, to the maximum extent permitted by applicable law, indemnify any individual made a party to a proceeding because that individual is or was a director of the Corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by this Seventeenth Amended and Restated Articles of Incorporation of the Corporation.

(c)     Any amendments to or repeal of this ARTICLE V shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring before such amendment or repeal. Additionally, any amendment to the Washington Business Corporation Act that serves to limit the applicability of paragraph (a) or paragraph (b) of this ARTICLE V shall not operate as any such limitation with respect to acts or omissions, or alleged acts or omissions of a director prior to the date of such amendment.